SARNA & COMPANY

Certified
Public
Accountants

3195 Old Conejo Road
Thousand Oaks California 91320
Phone: 805 371-8900
Fax: 805 379-0140
Email: info@ sarnacpa.com

July 1, 2013

U.S. Securities and Exchange Commission
SEC Headquarters
100 F Street, NE
Washington, DC 20549

Sarna & Company, Certified Public Accountants concurs with Form 8-K dated July 1, 2013 of Greenlite Ventures, Inc.

Sarna & Company
Certified Public Accountants